Exhibit 99.2

BIO-TECHNE DECLARES DIVIDEND

MINNEAPOLIS, November 5, 2020/PRNewswire/ -- Bio-Techne Corporation (NASDAQ: TECH) announced that its Board of Directors has decided to pay a dividend of $0.32 per share for the quarter ended September 30, 2020. The quarterly dividend will be payable November 27, 2020 to all common shareholders of record on November 16, 2020. Future cash dividends will be considered by the Board of Directors on a quarterly basis.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $739 million in net sales in fiscal 2020 and has over 2,300 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact:	David Clair, Senior Director, Investor Relations & Corporate Development
David.Clair@bio-techne.com
612-656-4416